UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2021 (September 8, 2021)

XPO LOGISTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32172	03-0450326
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Five American Lane, Greenwich, Connecticut 06831
(Address of principal executive offices)

(855) 976-6951
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	XPO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with Ravi Tulsyan’s appointment as the chief financial officer of XPO Logistics, Inc. (the “Company”) effective September 2, 2021, the Company entered into an offer letter (the “Offer Letter”) and change in control and severance agreement (the “Severance Agreement”) with Mr. Tulsyan.

Pursuant to the Offer Letter, Mr. Tulsyan will receive an annual base salary of $500,000 and the opportunity to earn a performance-based bonus each year, targeted at 100% of base salary. The Offer Letter also provides for the grant of two initial equity awards, a restricted stock unit award with a grant date value of $750,000, which vests 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date generally subject to Mr. Tulsyan’s continued employment, and a performance-based restricted stock unit award with a grant date value of $1,000,000, which would vest on December 31, 2024, subject to achievement of performance goals based on Company absolute adjusted cash flow per share, relative growth in adjusted cash flow per share, compared against a defined transportation competitor set and ESG scorecard metrics during three performance periods which span the period of September 2, 2021 to December 31, 2023, generally subject to Mr. Tulsyan’s continued employment through December 31, 2024.

Pursuant to the Severance Agreement, upon Mr. Tulsyan’s termination of employment without cause (as defined in the Severance Agreement) either prior to a change of control of the Company or more than two years following a change of control of the Company, Mr. Tulsyan will be entitled to severance equal to twelve months of base salary, at the level in effect on the date of termination, a prorated target bonus for the year of termination, and reimbursement of COBRA premiums for medical and dental coverage for a period of six months from the date of termination to the extent Mr. Tulsyan is eligible for and elects COBRA coverage. In the event that, within two years following a change of control of the Company, the Company terminates Mr. Tulsyan’s employment without cause or Mr. Tulsyan resigns for good reason (as defined in the Severance Agreement), Mr. Tulsyan will receive a lump-sum cash payment equal to two times the sum of his base salary and target annual bonus, a prorated target bonus payment for the year of termination, and any earned but unpaid annual bonus communicated in writing, and reimbursement of COBRA premiums for medical and dental coverage for a period of 24 months from the date of termination to the extent Mr. Tulsyan is eligible for and elects COBRA coverage. The severance benefits described in this paragraph are in all cases subject to Mr. Tulsyan’s execution and non-revocation of a release of claims.

Mr. Tulsyan, 52, joined the Company as treasurer in 2016, and has served in the additional role of deputy chief financial officer since February 2021. Prior to joining the Company, Mr. Tulsyan served as treasurer and senior vice president, M&A for ADT Corporation following ADT’s 2012 spin-off from Tyco International. Mr. Tulsyan previously served as Tyco’s vice president of global capital markets and head of financial planning and analysis at the time of the separation, and he led all treasury activities related to the transaction, including the execution of each company’s capital structure, dividend plan, debt refinancing and credit facilities. Prior to his time at Tyco, Mr. Tulsyan held executive positions as senior treasury manager with PepsiCo, and manager of derivatives strategy and trading with Xerox Corporation. He has a master’s degree in finance from the University of Rochester, a master’s degree in mechanical engineering from the Ohio State University, and a bachelor’s degree from the Indian Institute of Technology Madras.

The foregoing descriptions of the Offer Letter and the Severance Agreement with Mr. Tulsyan do not purport to be complete and are qualified in their entirety by reference to the underlying agreements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 14, 2021	XPO LOGISTICS, INC.

By:	/s/ Josephine Berisha
Josephine Berisha,
Chief Human Resources Officer